Exhibit 99.1

FOR IMMEDIATE RELEASE	APRIL 27, 2011

Investor Relations Contact: Sujal Shah 610-712-5471 sujal.shah@lsi.com	Media Relations Contact: Mitch Seigle 408-954-3225 mitch.seigle@lsi.com cc11-23
LSI Reports First Quarter 2011 Results
MILPITAS, Calif., April 27, 2011 — LSI Corporation (NYSE: LSI) today reported results for its first quarter ended April 3, 2011.
On March 9, 2011, LSI entered into a definitive agreement to sell its external storage systems business to NetApp, Inc. The transaction is expected to be completed in May, 2011, and the financial results of this business have been classified as discontinued operations in the company’s financial statements. The company’s guidance for the first quarter included expected financial results for the external storage systems business, therefore financial measures including and excluding this business have been provided in this news release.
First Quarter 2011 News Release Summary
•	First quarter 2011 revenues from continuing operations of $473 million

•	First quarter 2011 GAAP* income from continuing operations of 3 cents per diluted share

•	First quarter 2011 non-GAAP** income from continuing operations of 10 cents per diluted share

•	First quarter operating cash flows of $108 million
Second Quarter 2011 Business Outlook
•	Projected revenues from continuing operations of $465 million to $495 million

•	GAAP* (loss)/income from continuing operations in the range of ($0.02) to $0.07 per share

•	Non-GAAP** income from continuing operations in the range of $0.07 to $0.13 per share

*	Generally Accepted Accounting Principles.

**	Excludes goodwill and other intangible asset impairment, stock-based compensation, amortization of acquisition-related intangibles, purchase accounting effect on inventory, restructuring of operations and other items, net, and gain/loss on sale/write-down of investments. It also excludes the income tax effect associated with the above mentioned items.
First quarter 2011 revenues from continuing operations were $473 million, essentially flat year over year compared to $473 million generated from continuing operations in the first quarter of 2010, and compared to $471 million generated from continuing operations in the fourth quarter of 2010.
Including results from discontinued operations, first quarter 2011 revenues would have been $629 million, a 1% decrease year over year compared to $637 million reported in the first quarter of 2010, and compared to $664 million reported in the fourth quarter of 2010.
First quarter 2011 GAAP* income from continuing operations was $19 million or 3 cents per diluted share, compared to first quarter 2010 GAAP income from continuing operations of $14 million or 2 cents per diluted share. First quarter 2011 GAAP results compare to fourth quarter 2010 GAAP income from continuing operations of $5 million or 1 cent per diluted share. First quarter 2011 GAAP income from continuing operations included a net charge of $47 million from special items, consisting primarily of $30 million of amortization of acquisition-related items, $14 million of stock-based compensation expense, and $3 million of net restructuring and other items.
First quarter 2011 GAAP net income was $10 million or 2 cents per diluted share, compared to first quarter 2010 GAAP net income of $23 million or 3 cents per diluted share. First quarter 2011 GAAP net income compares to fourth quarter 2010 GAAP net loss of $13 million or 2 cents per share.
First quarter 2011 non-GAAP** income from continuing operations was $65 million or 10 cents per diluted share, compared to first quarter 2010 non-GAAP income from continuing operations of $78 million or 12 cents per diluted share. Fourth quarter 2010 non-GAAP income from continuing operations was $53 million or 8 cents per diluted share.
First quarter 2011 non-GAAP net income was $82 million or 13 cents per diluted share, compared to first quarter 2010 non-GAAP net income of $92 million or 14 cents per diluted share. Fourth quarter 2010 non-GAAP net income was $90 million or 14 cents per diluted share.
Cash and short-term investments totaled approximately $682 million at quarter end. The company completed first-quarter purchases of approximately 15 million shares of its common stock for approximately $97 million.
“Our first quarter revenues were strong, bolstered by market share gains with key hard disk drive system-on-chip customers that partially offset normal seasonal patterns,” said Abhi Talwalkar, LSI president and chief executive officer. “I’m also pleased with our execution in the quarter, which contributed to both solid gross margin performance and effective operating expense control. We’re now well positioned to achieve our current business model and to establish a new, richer business model as we transition to becoming a leading, pure-play provider of semiconductors that enable growing storage and networking applications.”
Bryon Look, LSI CFO and chief administrative officer, said, “First-quarter operating cash flows of $108 million were healthy while our balance sheet remained strong and debt free. Our net cash position increased to $682 million after purchasing nearly 15 million shares of our common stock during the quarter.”
LSI Second Quarter 2011 Business Outlook
For Continuing Operations

	GAAP*	Special Items	Non-GAAP**
Revenue	$465 million to $495 million		$465 million to $495 million

Gross Margin	45.5% — 50.0%	$20 million to $30 million	52.0% — 54.0%

Operating Expenses	$205 million to $225 million	$15 million to $25 million	$190 million to $200 million

Net Other (Loss)/Income	$5 million		$5 million

Tax	Approximately $7 million		Approximately $7 million

(Loss)/Income From Continuing Operations Per Share	($0.02) to $0.07	($0.06) to ($0.09)	$0.07 to $0.13

Diluted Share Count	610 million		610 million
Capital spending is projected to be around $20 million in the second quarter and approximately $55 million in total for 2011.
Depreciation and software amortization is projected to be around $17 million in the second quarter and approximately $75 million in total for 2011.
LSI Conference Call Information
LSI will hold a conference call today at 2 p.m. PDT to discuss first quarter financial results and the second quarter 2011 business outlook. Internet users can access the conference call at http://www.lsi.com/webcast. Subsequent to the conference call, a replay will be available at the same web address.
Forward-Looking Statements: This news release contains forward-looking statements that are based on the current opinions and estimates of management. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could cause LSI’s actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to: a delay in the closing of the sale of our external storage systems business to NetApp; our ability to eliminate costs related to our external storage systems business; our ability to repurchase our common stock at prices we believe to be advantageous; the impact of the recent earthquake, tsunami and nuclear power plant events in Japan; our reliance on major customers and suppliers; our ability to keep up with rapid technological change; our ability to compete successfully in competitive markets; fluctuations in the timing and volumes of customer demand; the unavailability of appropriate levels of manufacturing capacity; and general industry and market conditions. For additional information, see the documents filed by LSI with the Securities and Exchange Commission, and specifically the risk factors set forth in the company’s most recent reports on Form 10-K and 10-Q. LSI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About LSI
LSI Corporation (NYSE: LSI) is a leading provider of innovative silicon, systems and software technologies that enable products which seamlessly bring people, information and digital content together. The company offers a broad portfolio of capabilities and services including custom and standard product ICs, adapters, systems and software that are trusted by the world’s best known brands to power leading solutions in the Storage and Networking markets. More information is available at www.lsi.com.
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Editor’s Notes:
1.	All LSI news releases (financial, acquisitions, manufacturing, products, technology, etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company’s external website, http://www.lsi.com.
2.	LSI and the LSI & Design logo are trademarks or registered trademarks of LSI Corporation.
3.	All other brand or product names may be trademarks or registered trademarks of their respective companies.

LSI CORPORATION
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	April 3,	December 31,	April 4,
Assets	2011	2010	2010
Current assets:
Cash and short-term investments	$682.3	$676.6	$1,015.5
Accounts receivable, net	286.1	326.6	298.6
Inventories	155.0	186.8	185.8
Prepaid expenses and other current assets	68.4	73.3	107.2
Assets held for sale	236.3	0.5	17.2

Total current assets	1,428.1	1,263.8	1,624.3

Property and equipment, net	188.0	223.2	215.4
Goodwill and identified intangible assets, net	592.0	749.8	887.7
Other assets	146.8	188.1	223.1

Total assets	$2,354.9	$2,424.9	$2,950.5

Liabilities and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt	$—	$—	$350.0
Other current liabilities	484.3	484.6	509.4

Total current liabilities	484.3	484.6	859.4

Pension, tax and other liabilities	611.0	622.8	618.9

Total liabilities	1,095.3	1,107.4	1,478.3

Stockholders’ equity:
Common stock and additional paid-in capital	5,932.3	6,004.3	6,141.6
Accumulated deficit	(4,358.3)	(4,368.5)	(4,386.0)
Accumulated other comprehensive loss	(314.4)	(318.3)	(283.4)

Total stockholders’ equity	1,259.6	1,317.5	1,472.2

Total liabilities and stockholders’ equity	$2,354.9	$2,424.9	$2,950.5

LSI CORPORATION
Consolidated Statements of Operations (GAAP)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	April 3,	December 31,	April 4,
	2011	2010	2010
Revenues	$473,264	$470,657	$472,672

Cost of revenues	225,459	217,059	227,627
Amortization of acquisition-related intangibles	21,818	28,914	28,835
Stock-based compensation expense	1,813	1,821	1,416

Total cost of revenues	249,090	247,794	257,878

Gross profit	224,174	222,863	214,794

Research and development	136,124	136,087	132,842
Stock-based compensation expense	6,223	4,654	6,020

Total research and development	142,347	140,741	138,862

Selling, general and administrative	54,917	55,231	55,730
Amortization of acquisition-related intangibles	8,319	8,949	8,948
Stock-based compensation expense	5,631	5,226	5,687

Total selling, general and administrative	68,867	69,406	70,365

Restructuring of operations and other items, net	2,806	(1,043)	1,620

Operating income	10,154	13,759	3,947

Interest expense	—	—	(3,894)
Interest income and other, net	4,288	7,701	(8,807)

Income/(loss) before income taxes	14,442	21,460	(8,754)
(Benefit)/provision for income taxes	(4,104)	16,905	(23,102)

Income from continuing operations	18,546	4,555	14,348
(Loss)/income from discontinued operations, net of tax	(8,392)	(17,956)	8,172

Net income/(loss)	$10,154	$(13,401)	$22,520

Basic income/(loss) per share:
Income from continuing operations	$0.03	$0.01	$0.02

(Loss)/income from discontinued operations	$(0.01)	$(0.03)	$0.01

Net Income	$0.02	$(0.02)	$0.03

Diluted income/(loss) per share:
Income from continuing operations	$0.03	$0.01	$0.02

(Loss)/income from discontinued operations	$(0.01)	$(0.03)	$0.01

Net Income	$0.02	$(0.02)	$0.03

Shares used in computing per share amounts:
Basic	615,450	616,809	656,528

Diluted	629,733	616,809	664,315

A reconciliation of certain GAAP measures to non-GAAP measures is included below.

	Three Months Ended
	April 3,	December 31,	April 4,
Reconciliation of GAAP net income/(loss) to non-GAAP net income:	2011	2010	2010
GAAP income from continuing operations	$18,546	$4,555	$14,348

Special items:
a) Stock-based compensation expense — cost of revenues	1,813	1,821	1,416
b) Stock-based compensation expense — R&D	6,223	4,654	6,020
c) Stock-based compensation expense — SG&A	5,631	5,226	5,687
d) Amortization of acquisition-related intangibles — cost of revenues	21,818	28,914	28,835
e) Amortization of acquisition-related intangibles — SG&A	8,319	8,949	8,948
f) Restructuring of operations and other items, net	2,806	(1,043)	1,620
g) Write-down of investments	—	—	11,600

Total special items from continuing operations	46,610	48,521	64,126

Non-GAAP income from continuing operations	$65,156	$53,076	$78,474

Non-GAAP income from continuing operations per share
Basic	$0.11	$0.09	$0.12

Diluted	$0.10	$0.08	$0.12

GAAP net income/(loss)	$10,154	$(13,401)	$22,520

Special items:
a) Total special items from continuing operations	46,610	48,521	64,126
b) Stock-based compensation expense — discontinued operations	319	2,856	3,308
c) Amortization of acquisition-related intangibles — discontinued operations	886	2,453	2,453
d) Restructuring of operations — discontinued operations	23,811	49,548	—

Non-GAAP net income	$81,780	$89,977	$92,407

Non-GAAP net income per share:
Basic	$0.13	$0.15	$0.14

Diluted	$0.13	$0.14	$0.14

Shares used in computing non-GAAP per share amounts:
Basic	615,450	616,809	656,528

Diluted	629,733	626,079	690,395

LSI CORPORATION
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	April 3,	December 31,	April 4,
	2011	2010	2010
Operating activities:
Net income/(loss)	$10,154	$(13,401)	$22,520
Adjustments:
Depreciation and amortization *	56,007	65,954	67,017
Stock-based compensation expense	13,986	14,557	16,431
Non-cash restructuring of operations and other items, net	10,824	45,681	(10)
Write-down of investments	—	—	11,600
(Gain)/loss on sale of property and equipment	(239)	(142)	3
Unrealized foreign exchange loss/(gain)	1,379	(2,063)	(2,215)
Deferred taxes	(43)	3,478	98
Changes in assets and liabilities:
Accounts receivable, net	40,471	(12,737)	40,396
Inventories	(12,651)	33,348	(16,441)
Prepaid expenses, assets held for sale and other assets	(1,066)	506	(8,095)
Accounts payable	24,273	(11,672)	(8,547)
Accrued and other liabilities	(35,066)	(11,869)	(16,979)

Net cash provided by operating activities	108,029	111,640	105,778

Investing activities:
Purchases of debt securities available-for-sale	(15,530)	(20,425)	—
Proceeds from maturities and sales of debt securities available-for-sale	12,958	20,320	11,254
Purchases of property, equipment and software	(21,542)	(25,080)	(27,276)
Proceeds from sale of property and equipment	310	281	22
Proceeds from a repayment on a note receivable	—	10,000	—

Net cash used in investing activities	(23,804)	(14,904)	(16,000)

Financing activities:
Issuance of common stock	17,319	18,826	3,635
Purchase of common stock under repurchase programs	(96,791)	(32,199)	(26,208)

Net cash used in financing activities	(79,472)	(13,373)	(22,573)

Effect of exchange rate changes on cash and cash equivalents	(11)	(558)	(2,117)

Net change in cash and cash equivalents	4,742	82,805	65,088

Cash and cash equivalents at beginning of period	521,786	438,981	778,291

Cash and cash equivalents at end of period	$526,528	$521,786	$843,379

*	Depreciation of fixed assets and amortization of intangible assets, software, capitalized intellectual property, premiums on short-term investments, and debt issuance costs.